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                                                                      EXHIBIT 21


Subsidiaries of the Registrant:


Name of Subsidiary                                 Jurisdiction

Snyder Marketing Services, Inc.                      Delaware

Snyder Communications, L.P.                          Delaware

MMD, Inc.                                           New Jersey

Brann Holdings Limited                             United Kingdom

Good Neighbor Direct, Inc.                         Massachusetts